Exhibit 99.1

NEWS RELEASE

MATADOR RESOURCES COMPANY INCREASES CREDIT FACILITY

AND PROVIDES OPERATIONAL UPDATE

DALLAS, Texas, October 10, 2012 – Matador Resources Company (NYSE: MTDR) (“Matador” or the “Company”) today announced that MRC Energy Company, a wholly-owned subsidiary of the Company, closed an amended and restated senior secured revolving credit agreement (the “Credit Agreement”) on September 28, 2012. Under the Credit Agreement, the borrowing base was increased to $200 million, up from the previous borrowing base of $125 million. The amendment increased the maximum facility size from $400 million to $500 million and named Royal Bank of Canada as Administrative Agent. The Credit Agreement matures in December 2016. The Company plans to use the increased borrowing capacity along with its operating cash flows for working capital and general corporate purposes and, in particular, to continue to execute its Eagle Ford drilling program in South Texas.

With the closing of the Credit Agreement, the Company’s bank group was expanded to include five banks. Joining Royal Bank of Canada, Comerica Bank and Citibank, N.A. in the facility are The Bank of Nova Scotia and SunTrust Bank. At October 9, 2012, the Company had $120 million in borrowings outstanding, approximately $1.1 million in outstanding letters of credit and approximately $78.9 million available for additional borrowings under the Credit Agreement.

Matador has recently finalized a gas transportation and processing agreement for its Eagle Ford natural gas production effective September 1, 2012 for an initial term of five years. This agreement will ensure that Matador has firm capacity to transport and process its Eagle Ford natural gas production and to transport the natural gas liquids to fractionation facilities. In addition to acquiring the firm capacity to move, process and transport natural gas and natural gas liquids, this contract will provide for improved overall netback pricing for the Company’s Eagle Ford natural gas and natural gas liquids production.

The Company continues to make improvements in its drilling and completion costs. Drilling and completion costs for a typical 5,000-ft horizontal Eagle Ford well currently range from $7.0 to $7.5 million in northern La Salle County and $7.5 to $8.0 million in northwest Karnes County where wells are completed with white frac sand in both areas. In DeWitt County, where wells are completed with high strength proppant and, on occasion, intermediate casing strings are required, well costs currently range from $9.0 to $10.5 million. These drilling and completion costs represent a 20% reduction since the end of the first quarter of 2012.

Matador is also announcing third quarter 2012 oil production of approximately 300,000 barrels, a sequential increase of approximately 5% from 285,000 barrels in the second quarter of 2012 and a seven-fold year-over-year increase from approximately 43,000 barrels in the third quarter of 2011.

The Company remains on target for estimated 2012 total oil production between 1.2 and 1.4 million barrels.

Matador’s oil production rate for the third quarter of 2012 averaged approximately 3,300 barrels of oil per day. The Company’s oil production rate continued to increase throughout the quarter, and from September 1 through early October 2012, Matador’s oil production rate averaged approximately 4,000 barrels of oil per day. The Company remains on target to achieve its previously announced guidance for an estimated 2012 exit rate for oil production of between 5,000 and 5,500 barrels of oil per day and reaffirms its other August 14, 2012 guidance as well.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. “Forward-looking statements” are statements related to future, not past, events. Forward-looking statements are based on current expectations and include any statement that does not directly relate to a current or historical fact. In this context, forward-looking statements often address expected future business and financial performance, and often contain words such as “could,” “believe,” “would,” “will,” “anticipate,” “intend,” “estimate,” “expect,” “may,” “should,” “continue,” “plan,” “predict,” “potential,” “project” and similar expressions that are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Actual results and future events could differ materially from those anticipated in such statements. These forward-looking statements involve certain risks and uncertainties and ultimately may not prove to be accurate, including, but not limited to, the following risks related to financial and operational performance: general economic conditions; ability for Matador to execute its business plan, including the success of its drilling program; changes in oil, natural gas and natural gas liquids prices and the demand for oil, natural gas and natural gas liquids; ability to replace reserves and efficiently develop current reserves; costs of operations; delays and other difficulties related to producing oil, natural gas and natural gas liquids; ability to make acquisitions on economically acceptable terms; availability of sufficient capital to Matador to execute its business plan, including from future cash flows, increases in borrowing base, joint venture partners and otherwise; weather and environmental concerns; and other important factors which could cause actual results to differ materially from those anticipated or implied in the forward-looking statements. For further discussions of risks and uncertainties, you should refer to Matador’s SEC filings, including the “Risk Factors” section of Matador’s Annual Report on Form 10-K for the year ended December 31, 2011. Matador undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this press release, except as required by law. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement.

About Matador Resources Company

Matador is an independent energy company engaged in the exploration, development, production and acquisition of oil and natural gas resources in the United States, with a particular emphasis on oil and natural gas shale plays and other unconventional resource plays. Its current operations are located primarily in the Eagle Ford shale play in South Texas and the Haynesville shale play in Northwest Louisiana and East Texas.

For more information visit Matador Resources Company at www.matadorresources.com.

Contact Information

David Lancaster

Executive Vice President

dlancaster@matadorresources.com

(972) 371-5224